Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 22, 2022, with respect to the consolidated financial statements of Sendero Midstream Partners, LP included in the Current Report of Crestwood Equity Partners LP on Form 8-K/A filed on September 2, 2022, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

April 4, 2023